Exhibit 99.1

FOR IMMEDIATE RELEASE

Contact:	Randall Weisenburger
212-415-3393

Omnicom Reports Fourth Quarter 2009 Results

NEW YORK, February 10, 2010 – Omnicom Group Inc. (NYSE-OMC) today announced that its net income for the fourth quarter of 2009 decreased 15.3% to $229.6 million from $271.0 million in the fourth quarter of 2008. Omnicom’s diluted net income per common share in the fourth quarter of 2009 decreased 16.1% to $0.73 per share from $0.87 per share in the fourth quarter of 2008.

Worldwide revenue decreased 3.1% to $3,265.9 million from $3,371.3 million in the fourth quarter of 2008. Domestic revenue for the fourth quarter of 2009 decreased 7.3% to $1,630.4 million compared to $1,759.5 million in the fourth quarter of 2008. International revenue increased 1.5% to $1,635.5 million compared to $1,611.8 million in the fourth quarter of 2008.

Omnicom’s net income for the twelve months ended December 31, 2009 decreased 20.7% to $793.0 million from $1,000.3 million for the same period in 2008. Omnicom’s diluted net income per common share for the twelve months ended December 31, 2009 decreased 19.4% to $2.53 per share in 2009 from $3.14 per share in the same period in 2008.

Worldwide revenue for the twelve months ended December 31, 2009 decreased 12.3% to $11,720.7 million from $13,359.9 million in the same period in 2008. Domestic revenue for the twelve months ended December 31, 2009 decreased 10.3% to $6,178.4 million from $6,890.0 million in the same period in 2008. International revenue for the twelve months ended December 31, 2009 decreased 14.3% to $5,542.3 million from $6,469.9 million in the same period in 2008.

Omnicom Group Inc.

Omnicom Group Inc. (NYSE-OMC) (www.omnicomgroup.com) is a leading global marketing and corporate communications company. Omnicom’s branded networks and numerous specialty firms provide advertising, strategic media planning and buying, digital and interactive marketing, direct and promotional marketing, public relations and other specialty communications services to over 5,000 clients in more than 100 countries.

For a live webcast and/or a replay of our fourth quarter earnings conference call, go to www.omnicomgroup.com/InvestorRelations.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Three Months Ended December 31,	2009	2008
Revenue	$3,265.9	$3,371.3
Operating expenses	2,866.3	2,922.9

Operating profit	399.6	448.4
Net interest expense	28.6	23.9

Income before income taxes	371.0	424.5
Income tax expense	124.7	142.0
Income from equity method investments	10.3	16.0

Net Income	256.6	298.5
Less: Net income attributed to noncontrolling interests(a)	(27.0)	(27.5)

Net income – Omnicom Group Inc.(a)	$229.6	$271.0

Net income per common share – Omnicom Group Inc.(b)
Basic	$0.74	$0.87
Diluted	$0.73	$0.87

Weighted average shares (in millions)(b)
Basic	308.9	307.2
Diluted	312.9	307.2

Dividend declared per common share	$0.15	$0.15

(a)	On January 1, 2009, we retrospectively adopted revisions to ASC Topic 810, Consolidation - Noncontrolling Interest in a Subsidiary. In accordance with the presentation requirements of ASC Topic 810, we modified the format of our consolidated statement of income to conform to the disclosure requirements of the revised guidance.

(b)	On January 1, 2009, we adopted revisions to ASC Topic 260, Earnings per Share - Participating Securities and the Two-Class Method, which requires all outstanding unvested share-based payments that contain rights to non-forfeitable dividends participate in the undistributed earnings with the common shareholders and are therefore participating securities. Companies with participating securities are required to apply the two-class method in calculating basic and diluted earnings per share. On adoption of the revised guidance, we retrospectively restated basic and diluted Net Income per Common Share - Omnicom Group Inc. for each period presented. The adoption reduced Net Income, for the purposes of the basic and diluted net income per common share, for the three months ended December 31, 2009 and 2008, by $2.5 million and $3.9 million, respectively.

Omnicom Group Inc.

(Unaudited)
(In Millions of Dollars, Except Per Share Data)

Twelve Months Ended December 31,	2009	2008
Revenue	$11,720.7	$13,359.9
Operating expenses	10,345.8	11,670.5

Operating profit	1,374.9	1,689.4
Net interest expense	100.7	74.3

Income before income taxes	1,274.2	1,615.1
Income tax expense	433.6	542.7
Income from equity method investments	30.8	42.0

Net Income	871.4	1,114.4
Less: Net income attributed to noncontrolling interests(a)	(78.4)	(114.1)

Net income – Omnicom Group Inc.(a)	$793.0	$1,000.3

Net income per common share – Omnicom Group Inc.(b)
Basic	$2.54	$3.17
Diluted	$2.53	$3.14

Weighted average shares (in millions)(b)
Basic	308.2	313.0
Diluted	310.4	314.8

Dividend declared per common share	$0.60	$0.60

(a)	On January 1, 2009, we retrospectively adopted revisions to ASC Topic 810, Consolidation - Noncontrolling Interest in a Subsidiary. In accordance with the presentation requirements of ASC Topic 810, we modified the format of our consolidated statement of income to conform to the disclosure requirements of the revised guidance.

(b)	On January 1, 2009, we adopted revisions to ASC Topic 260, Earnings per Share - Participating Securities and the Two-Class Method, which requires all outstanding unvested share-based payments that contain rights to non-forfeitable dividends participate in the undistributed earnings with the common shareholders and are therefore participating securities. Companies with participating securities are required to apply the two-class method in calculating basic and diluted earnings per share. On adoption of the revised guidance, we retrospectively restated basic and diluted Net Income per Common Share - Omnicom Group Inc. for each period presented. The adoption reduced Net Income, for the purposes of the basic and diluted net income per common share, for the twelve months ended December 31, 2009 and 2008, by $9.1 million and $13.1 million, respectively.